Exhibit 4.10

(English Translation)

Supplementary Agreement to the

Technical and Consulting Service Agreement

by and between

Beijing Run An Information Consultancy Co., Ltd.

and

Qian Cheng Wu You Network Information Technology
(Beijing) Co., Ltd.

September 4, 2017

This Agreement is made and entered into by the following two parties on September 4, 2017:

Party A: Beijing Run An Information Consultancy Co., Ltd., a limited liability company duly organized and validly existing under the laws of the People’s Republic of China, with its registered address at Room 4 and 5, 6/F, Building 3, No. 10 Jiuxianqiao Road, Chaoyang District, Beijing.

Party B: Qian Cheng Wu You Network Information Technology (Beijing) Co., Ltd., a wholly foreign owned enterprise duly organized and validly existing under the laws of the People’s Republic of China, with its registered address at Room 8, 6/F, Building 3, No. 10 Jiuxianqiao Road, Chaoyang District, Beijing.

(Any party in this agreement is referred to as a “Party” individually, and the “Parties” collectively.)

Whereas, the Parties made and entered into the Technical and Consulting Service Agreement on September 11, 2007, and this agreement became effective on the date of signature of the authorized representative and company seal of the Parties for ten (10) years. To extend the term of the Technical and Consulting Service Agreement, through friendly negotiations and consensus of the Parties, this Supplementary Agreement is entered into for the extension of the Technical and Consulting Service Agreement and the Parties mutually agree to the following:

1.         The effective term of the Technical and Consulting Service Agreement is extended to twenty (20) years.

2.         This Supplementary Agreement is an effective part of the Technical and Consulting Service Agreement. The other original provisions of the Technical and Consulting Service Agreement continue to be in effect, and the Parties still bear the responsibilities and obligations agreed upon in the Technical and Consulting Service Agreement.

3.         This Supplementary Agreement becomes effective on the date of signature and company seal of the Parties.

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[This page has no text, signature page of the Supplementary Agreement to the Technical and Consulting Service Agreement]

Party A:	Party B:

Beijing Run An Information Consultancy Co., Ltd.	Qian Cheng Wu You Network Information Technology (Beijing) Co., Ltd.

[Company Seal of Beijing Run An Information Consultancy Co., Ltd.]	[Company Seal of Qian Cheng Wu You Network Information Technology (Beijing) Co., Ltd.]

Signature of Authorized Representative:	Signature of Authorized Representative:

/s/ WANG Tao	/s/ Rick YAN

Name:	Name:
Title:	Title: